Exhibit 99.1

Explanation of Responses:

(1) The shares of the Issuer’s Series B-1 Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) to which this filing relates are directly owned by Mistral Equity Partners, LP (“MEP”), a Delaware limited partnership, of which Mistral Equity GP, LLC (“ME GP”) is the general partner. Andrew R. Heyer (“Mr. Heyer”), who became a director of the Issuer on June 16, 2009, is the chief executive officer, sole managing member and a managing director of ME GP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Act”), ME GP may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP and ME GP. ME GP may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP, and Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP and ME GP.

(2) The shares of the Issuer’s Preferred Stock to which this filing relates are directly owned by Mistral Equity Partners QP, LP (“MEP QP”), a Delaware limited partnership, of which ME GP is the general partner. Mr. Heyer, who became a director of the Issuer on June 16, 2009, is the chief executive officer, sole managing member and a managing director of ME GP. By reason of the provisions of Rule 16a-1 of the Act, ME GP may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP QP, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP QP and ME GP. ME GP may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP QP, and Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP QP and ME GP.

(3) The shares of the Issuer’s Preferred Stock to which this filing relates are directly owned by MEP Co-Invest, LLC (“MEP C-I”), a Delaware limited liability company, of which Mr. Heyer is the sole managing member. By reason of the provisions of Rule 16a-1 of the Act, Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP C-I. Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP C-I.

(4) The shares of Preferred Stock are convertible at the election of the holders, at any time, into shares of Common Stock at a rate equal to $115 per share of Preferred Stock divided by the initial conversion price of $1.15 per share, which rate is subject to customary anti-dilution adjustments for stock splits, dividends and the like. After June 16, 2011, the Company will have the right to force the shares of Preferred Stock to convert into shares of Common Stock if (i) the Common Stock trading volume averages 150,000 shares per trading day over a 30 trading day period and (ii) the daily volume weighted average price per share of the Common Stock exceeds the product of 2.5 times the then-applicable conversion price for any 20 of the preceding 30 trading days. There is no expiration on either the optional or mandatory conversion right. After 7 years from the date the shares of Preferred Stock are originally issued, the holders of at least a majority of the then outstanding shares of Preferred Stock and shares of the Issuer’s Series B-2 Convertible Preferred Stock, par value $0.001 per share will have the right to require the Company to redeem their shares, in whole or in part, at a price per share equal to the original sale price per share plus any unpaid but accrued dividends.